Clifton Savings Bancorp, Inc. Announces
1st Quarter Results and Improved CRA Rating

Clifton, New Jersey – August 2, 2013 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three months ended June 30, 2013.  Net income was $1.75 million for the three months ended June 30, 2013, a decrease of $72,000, or 4.0%, as compared to $1.82 million for the three months ended June 30, 2012. Net income decreased for the three months ended June 30, 2013 primarily as a result of a decrease of $481,000, or 7.8%, in net interest income, an increase of $252,000, or 7.4%, in noninterest expenses and an increase of $80,000, or 80.0%, in provision for loan losses, partially offset by an increase of $712,000, or 416.4%, in noninterest income. Basic and diluted earnings per common share were $0.07 for the both the three months ended June 30, 2013 and the three months ended June 30, 2012.  Cash dividends declared per common share were $0.06 for both the three months ended June 30, 2013 and the three months ended June 30, 2012.

Net interest income decreased $481,000, or 7.8%, for the three months ended June 30, 2013, to $5.67 million as compared to $6.15 million for three months ended June 30, 2012, reflecting a decrease of 1 basis point in net interest margin coupled with a decrease of $14.0 million in average net interest-earning assets. Average interest-earning assets decreased $74.9 million, or 7.3%, during the three months ended June 30, 2013, which consisted of a decreases of $70.9 million in investment securities, $15.8 million in mortgage-backed securities, and $19.0 million in other interest-earning assets, partially offset by an increase of $30.8 million in loans. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which consists mainly of securities of U.S. government-sponsored or guaranteed enterprises. Mortgage-backed securities decreased due to principal repayments and sales of securities. Other interest-earning assets decreased as funds were redeployed into higher yielding assets. Loans increased as origination and purchased loan volumes exceeded repayment levels. Average interest-bearing liabilities decreased $60.9 million, or 6.9%, during the three months ended June 30, 2013, primarily as a result of decreases of $36.6 million in interest-bearing deposits, and $24.3 million in borrowings. Net interest margin decreased to 2.37% for the quarter ended June 30, 2013 from 2.38% for the quarter ended June 30, 2012.  The net interest rate spread increased 4 basis points to 2.19% for the quarter ended June 30, 2013, as the 29 basis point decrease to 3.42% in the average yield earned on interest-earning assets was more than offset by the 33 basis point decrease to 1.23% in the average rate paid on interest-bearing liabilities.

           The provision for loan losses increased $80,000, or 80.0%, to $180,000 for the three months ended June 30, 2013 as compared to $100,000 for the three months ended June 30, 2012. The increase in the provision for loan losses for the three months ended June 30, 2013, compared to the comparable prior year period was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance. During the quarter and year ended June 30, 2013, there were normal recurring adjustments made to the historical loss and other factor components of the Bank’s general valuation allowance. In addition, during the three months ended June 30, 2013 there was a charge-off for $45,000 recorded on a one- to four-family residential real estate loan, and a recovery from a private mortgage insurance claim of $5,000 recorded on a one- to four-family residential real estate loan which was classified as real estate owned as of June 30, 2013. There were no charge-offs recorded during the quarter ended June 30, 2012. Non-accrual loans decreased $114,000, or 1.9%, from $5.9 million at March 31, 2013 to $5.8 million at June 30, 2013, and increased $1.6 million, or 38.1%, from $4.2 million at June 30, 2012. At June 30, 2013, non-accrual loans consisted of twenty-nine loans secured by one- to four-family residential real estate, one commercial real estate loan, five second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate.  In December 2011, the Bank amended its non-accrual policy to expand the classification of non-accrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. This change in policy is the major reason for a large portion of the increase in non-accrual loans from June 30, 2012 to June 30, 2013, as loans continue to remain in this status for a longer period of time even if they are not delinquent. Included in these non-accrual loans at June 30, 2013 are sixteen loans totaling $2.9 million that are current or less than ninety days delinquent. At June 30, 2012, six loans totaling $207,000 that were less than ninety days delinquent were included in non-accrual loans. At June 30, 2012, non-accrual loans consisted of twenty-three loans secured by one- to four-family residential real estate, three second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate. The percentage of non-performing loans to total loans decreased from 1.29% at March 31, 2013 to 1.17% at June 30, 2013, and increased 24 basis points compared to 0.93% at June 30, 2012.

            Non-interest income increased $712,000, or 416.4%, during the three months ended June 30, 2013, as compared to the three months ended June 30, 2012, mainly due to gains on sales of securities of $566,000 coupled with a decrease of $99,000 on the write-down of land held for sale.   The gains on the sales of securities resulted primarily from the sale of certain mortgage-backed securities which had principal balances remaining of less than 15% of the principal balance purchased. No such transactions occurred during the three months ended June 30, 2012.  The loss on the write-down of land held for sale decreased $99,000 to zero during the three months ended June 30, 2013, as the property was sold in July 2012.

           Non-interest expense increased $252,000, or 7.4%, to $3.67 million for the three months ended June 30, 2013, as compared to $3.42 million for the three months ended June 30, 2012. The increase was primarily the result of increases of $187,000, or 10.0%, in salaries and employee benefits, and $35,000, or 50.7%, in advertising expense. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of two commercial loan officers in late 2012 and early 2013, along with normal annual salary increases.  The increase in advertising was mostly due to a campaign associated with increasing deposits at one of the Bank’s branches.

         Income taxes decreased $29,000, or 2.9%, to $955,000 for the three months ended June 30, 2013, as compared to $984,000 for the three months ended June 30, 2012.The effective income tax rate was 35.3% for the 2013 period compared with 35.1% for the 2012 period.

         The Company’s total assets increased $26.9 million, or 2.6%, to $1.043 billion at June 30, 2013, from $1.016 billion at March 31, 2013.  Net loans increased $35.4 million, or 7.8%, to $492.2 million at June 30, 2013 from $456.8 million at March 31, 2013 as origination volume and purchases of one- to four-family loans were higher than repayment levels, and due to an increase in multi-family and commercial real estate loans as a result of the formation of a commercial loan department in late 2012. Securities, including both available for sale and held to maturity issues, decreased $28.3 million, or 5.9%, to $449.8 million at June 30, 2013, from $478.1 million at March 31, 2013 primarily as a result of  investment security calls, principal repayments and sales of mortgage-backed securities. Cash and cash equivalents increased $20.3 million, or 78.2%, to $46.2 million at June 30, 2013 from $25.9 million at March 31, 2013, as some funds received from investment securities called during the end of the quarter had not yet been redeployed into higher yielding assets. Total liabilities increased $25.8 million, or 3.1%, to $854.6 million at June 30, 2013 from $828.8 million at March 31, 2013.  Deposits increased $26.0 million, or 3.4%, from $763.7 million at March 31, 2013 to $789.7 million at June 30, 2013. Borrowed funds remained constant at $52.5 million at June 30, 2013 as compared to March 31, 2013. The average rate of outstanding borrowings as of June 30, 2013 was 3.56%.

            Total stockholders’ equity increased $994,000, or 0.5%, to $188.3 million at June 30, 2013 from $187.3 million at March 31, 2013. The increase resulted primarily from net income of $1.75 million and $830,000 for the exercise of stock options and related tax benefits, partially offset by cash dividends paid of $1.55 million. At June 30, 2013, there were 26,242,060 shares of Company common stock outstanding.

            John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to report increases in total assets, cash and cash equivalents, deposits, net interest rate spread, noninterest income, net loans and shareholders’ equity during the first quarter of fiscal 2014. Moreover, our non-performing loans as a percent of total gross loans were 1.17% and our nonperforming assets as a percent of total assets were 0.57%.”

           The Company also announced that the Bank has received a “satisfactory” Community Reinvestment Act (“CRA”) rating from the Office of the Comptroller of the Currency in connection with its recently completed CRA examination.  As previously disclosed, in 2011 the Company postponed its second step conversion and public offering following the issuance by the Office of Thrift Supervision, the Bank’s former primary federal regulator, of a “needs to improve” CRA rating to the Bank.

Mr. Celentano stated “We have worked hard since early 2011 to achieve this rating.  Our improved CRA rating is a testament to our increased lending to low- and moderate-income borrowers and neighborhoods in a safe and sound manner.  As previously disclosed, the Company remains committed to moving forward with the second step conversion.  The Board of Directors intends to meet with its advisors to discuss, among other things, the timing of the transaction and will make an announcement at the appropriate time.”

            The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At June 30,	At March 31,
	2013	2013
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,042,941	$1,016,084
Loans receivable, net	492,204	456,812
Cash and cash equivalents	46,152	25,896
Securities	449,813	478,127
Deposits	789,705	763,692
FHLB advances	52,500	52,500
Total stockholders' equity	188,322	187,328

	Three Months
	Ended June 30,
	2013	2012
	(Dollars in thousands)
Operating Data:
Interest income	$8,187	$9,590
Interest expense	2,514	3,436
Net interest income	5,673	6,154
Provision for loan losses	180	100
Net interest income after
provision for loan losses	5,493	6,054
Noninterest income	883	171
Noninterest expense	3,673	3,421
Income before income taxes	2,703	2,804
Income taxes	955	984
Net income	$1,748	$1,820
Basic and diluted earnings per share	$0.07	$0.07

At or For the Three
Months Ended June 30,
2013	2012

Performance Ratios (1):
Return on average assets	0.68%	0.67%
Return on average equity	3.72%	3.90%
Interest rate spread (2)	2.19%	2.15%
Net interest margin (3)	2.37%	2.38%
Noninterest expense to average assets	1.43%	1.26%
Efficiency ratio (4)	56.03%	54.09%
Average interest-earning assets to
average interest-bearing liabilities	1.17	x	1.18	x
Average equity to average assets	18.24%	17.16%
Basic and diluted earnings per share	$0.07	$0.07
Dividends per share (5)	$0.06	$0.06
Dividend payout ratio (5)	88.62%	84.51%

Capital Ratios (6):
Core (tier 1) capital	16.18%	15.26%
Tier 1 risk-based capital	38.62%	38.30%
Total risk-based capital	39.23%	38.82%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.53%	0.48%
Allowance for loan losses as a percent of
nonperforming loans	45.67%	52.32%
Net charge-offs to average outstanding
loans during the period	0.01%	0.00%
Nonperforming loans as a percent of
total gross loans	1.17%	0.93%
Nonperforming assets as a percent of
total assets	0.57%	0.40%

Other Data:
Number of:
Real estate loans outstanding	2,323	2,234
Deposit accounts	29,339	30,710
Full service customer service facilities	12	12

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(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale or write-down of assets.
(5) Reflects shares of common stock held by stockholders and Clifton MHC.
(6) Ratios are for Clifton Savings Bank and subsidiary only.

Contact:

Clifton Savings Bancorp, Inc.
Bart D’Ambra, 973-473-2200